PROMISSORY NOTE
                                 ---------------


$1,000,000                                                     February 25, 1999

               FOR VALUE RECEIVED, the undersigned, MICROFRAME, INC., a New Jersey corporation having its principal offices at 21 Meridian Road, Edison, New Jersey 08820 (the "Maker"), hereby promises to pay to LEEMAH DATACOM SECURITY CORPORATION, a California corporation having its principal offices at 6200 Paseo Padre Parkway, Fremont, California 94555 (the "Payee"), the principal sum of $1,000,000 (the "Principal Amount"), together with interest thereon as set forth below.

               1. The Principal Amount together with interest accruing thereon shall be paid by the Maker to the Payee no later than ninety (90) days following the date of this Note (the "Maturity Date").

               2. Interest on the outstanding Principal Amount shall accrue hereunder at the rate of six (6%) percent per annum, simple interest, commencing upon the date hereof through payment in full.

               3. The Maker shall have the right to prepay this Note in whole at any time or in part from time to time without penalty or premium.

               4. This Note shall be governed by and construed in accordance with the applicable laws of the State of New York, without regard to principles of conflicts or choice of law thereof.

               5. The Maker waives the right of presentment and of notice of dishonor.

               IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

                                           MICROFRAME, INC.




                                           By: /s/   Robert M. Groll
                                               ---------------------------------
                                              Name:  Robert M. Groll
                                              Title: Vice President-Business
                                                     Development